Exhibit 99.1

Century Reports Second Quarter 2014 Financial Results

CHICAGO, IL -- 07/30/14 -- Century Aluminum Company (NASDAQ: CENX) reported net income of $20.3 million or $0.21 per common share for the second quarter of 2014 on higher aluminum prices and lower power prices in the Midwestern U.S. Results were negatively impacted by a charge of $0.5 million or $0.01 per common share for the finalization of a legal settlement.
Sales for the second quarter of 2014 were $458.3 million compared with $331.9 million for the second quarter of 2013. Shipments of primary aluminum for the second quarter of 2014 were 216,044 tonnes, which includes 53,966 tonnes from the Sebree operation acquired June 1, 2013, compared with 176,270 tonnes shipped in the second quarter of 2013.
For the second quarter of 2013, Century reported a net loss of $29.4 million or $0.33 per common share. Financial results for the year-ago quarter were positively impacted by a gain on bargain purchase of $5.3 million and power contract amortization of $2.7 million associated with the Sebree acquisition. Results were negatively impacted by a charge of $3.3 million for the early extinguishment of our 8.0% Senior Notes and a charge for severance and other expenses of $1.7 million related to our corporate headquarters relocation. Cost of sales for the quarter included a $10.2 million charge for lower of cost or market inventory adjustments.
For the first half of 2014, the company reported net income of $0.2 million or $0.00 per common share. Cost of sales for the first half included a benefit of $5.5 million related to power contract amortization and $1.2 million for lower of cost or market inventory adjustments. Results were negatively impacted by a reserve of $3.6 million for a legal settlement.
Sales in the first half of 2014 were $879.2 million compared with $653.2 million in the same period of 2013. Shipments of primary aluminum for the first half of 2014 were 422,829 tonnes, including 104,597 tonnes from the Sebree operation, compared with 335,046 tonnes for the comparable 2013 period.
This result compares to a net loss of $21.1 million or $0.24 per common share for the first half of 2013. Results for the first half of 2013 were positively impacted by an unrealized gain of $16.1 million related to an LME-based contingent obligation, a gain on bargain purchase of $5.3 million and power contract amortization of $2.7 million. Results were negatively impacted by a charge of $3.3 million for the early extinguishment of our 8.0% Senior Notes and a charge of $4.0 million for severance and other expenses related to our corporate headquarters relocation. Cost of sales for the first half of 2013 included a $16.0 million charge for lower of cost or market inventory adjustments.
"Industry conditions appear to be headed in a positive direction," commented Michael Bless, President and Chief Executive Officer.  "The data suggest the developed world demand picture is moving from stability to growth, with certain key end markets displaying particularly strong fundamentals.  While structural problems persist in developing economies, including China, the potential for a "hard landing" seems more remote.  The geographic markets which Century serves look robust.  We see these industry conditions continuing for a reasonable period of time, and in this context are preparing prudent investments to exploit what we deem to be attractive opportunities for the company."
"Our operations performed well during the quarter," continued Mr. Bless.  "Safety results, while still better than industry averages, fell a bit after several years of excellent improvement; we are rededicating our efforts in this most important area.  Conversion costs were generally in line with expectations.  Production metrics were favorable, other than the inefficiencies caused by the weather-related power curtailments in Iceland, which were expected.  In addition, in May, we experienced some localized transmission congestion in Kentucky which had a minor negative impact on power prices at our plants; these conditions have largely dissipated.  Importantly, Midwest power prices have fallen as expected.  We remain convinced that the power strategy we pursued in Kentucky, while difficult at times, was ultimately the correct one."
Mr. Bless concluded, "We are very focused on executing a longer-term power strategy in Kentucky, and are actively working on a range of alternatives. We are confident enough in the future of these two excellent plants to be evaluating a number of investments aimed at upgrading the value-added content of our product portfolio.  In South Carolina, we regrettably deemed it necessary to provide the post-2015 termination notice of Mt. Holly's power contract.  That said, we are committed to finding a long-term solution and are in active discussions with the power company.  In West Virginia, in cooperation with the power company, we are continuing to work hard to develop a power agreement that will enable a restart of our Ravenswood plant; reaching this objective remains one of our key priorities."

About Century Aluminum
Century Aluminum Company owns primary aluminum capacity in the United States and Iceland. Century's corporate offices are located in Chicago, IL. Visit www.centuryaluminum.com for more information.
Certified Advisors for the First North market of the OMX Nordic Exchange Iceland hf. for Global Depositary Receipts in Iceland:

Atli B. Gudmundsson, Senior Manager -- Corporate Finance, Landsbankinn hf.
Steingrimur Helgason, Director -- Corporate Finance, Landsbankinn hf.

Cautionary Statement

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements about future events and are based on our current expectations. These forward-looking statements may be identified by the words “believe,” “expect,” “target,” “anticipate,” “intend,” “plan,” “seek,” “estimate,” “potential,” “project,” “scheduled,” “forecast” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” or “may.” Actual results and events in future periods may differ materially from those expressed or implied by these forward-looking statements because of a number of risks, uncertainties or other factors, including, without limitation: declines in aluminum prices or increases in our operating costs; worsening of global financial and economic conditions; weakening of the company's U.S. and European customer markets; increases in market power prices in the U.S. and our ability to successfully obtain and/or implement long-term competitive power arrangements for Mt. Holly and Ravenswood. Forward-looking statements in this press release include, without limitation, statements regarding: future global and local financial and economic conditions, including with respect to U.S. and European markets; our assessment of the aluminum market and aluminum prices (including premiums); our assessment of power pricing; our ability to successfully obtain long-term competitive power arrangements for Mt. Holly and Ravenswood; and whether or not we are able to restart the Ravenswood plant. More information about these risks and uncertainties can be found in the risk factors and forward-looking statements cautionary language contained in our Annual Report on Form 10-K, quarterly reports on Form 10-Q and in other filings made with the Securities and Exchange Commission. Although we have attempted to identify those material factors that could cause actual results or events to differ from those described in such forward-looking statements, there may be other factors, currently unknown to us or deemed immaterial at the present time, that could cause results or events to differ from those anticipated, estimated or intended. Many of these factors are beyond our ability to control or predict. Given these uncertainties, the reader is cautioned not to place undue reliance on our forward-looking statements. We do not undertake, and specifically disclaim, any obligation to revise any forward-looking statements, whether as a result of new information, actual events, future events or otherwise.

Contacts

Kenny Barkley (media)	270-577-2070
Shelly Harrison (investors)	312-696-3140

CENTURY ALUMINUM COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)
	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
NET SALES:
Third-party customers	$169,751	$220,950	$305,015	$409,464
Related parties	288,573	110,987	574,156	243,747
	458,324	331,937	879,171	653,211
Cost of goods sold	419,820	337,635	842,425	641,327
Gross profit (loss)	38,504	(5,698)	36,746	11,884
Other operating expense – net	1,874	3,018	4,288	4,114
Selling, general and administrative expenses	10,618	15,154	20,680	31,453
Operating income (loss)	26,012	(23,870)	11,778	(23,683)
Interest expense – third party	(5,571)	(6,224)	(11,048)	(12,300)
Interest income – third party	34	186	174	317
Net gain (loss) on forward and derivative contracts	352	204	(527)	15,711
Gain on bargain purchase	—	5,253	—	5,253
Loss on early extinguishment of debt	—	(3,272)	—	(3,272)
Other income (expense) – net	300	(1,284)	47	(1,214)
Income (loss) before income taxes and equity in earnings of joint ventures	21,127	(29,007)	424	(19,188)
Income tax expense	(1,654)	(813)	(560)	(3,330)
Income (loss) before equity in earnings of joint ventures	19,473	(29,820)	(136)	(22,518)
Equity in earnings of joint ventures	871	436	376	1,387
Net income (loss)	$20,344	$(29,384)	$240	$(21,131)

Net income (loss) allocated to common shareholders	$18,675	$(29,384)	$220	$(21,131)
EARNINGS (LOSS) PER COMMON SHARE:
Basic and Diluted	$0.21	$(0.33)	$—	$(0.24)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	88,787	88,597	88,752	88,576
Diluted	89,352	88,597	89,292	88,576

CENTURY ALUMINUM COMPANY
CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)
(Unaudited)
	June 30, 2014	December 31, 2013
ASSETS
Cash and cash equivalents	$61,384	$84,088
Restricted cash	3,031	1,697
Accounts receivable — net	52,253	56,184
Due from affiliates	54,094	43,587
Inventories	243,648	239,615
Prepaid and other current assets	25,320	32,276
Deferred taxes	13,614	13,614
Total current assets	453,344	471,061
Property, plant and equipment — net	1,230,014	1,247,661
Other assets	93,122	91,474
TOTAL	$1,776,480	$1,810,196
LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES:
Accounts payable, trade	$95,897	$108,490
Due to affiliates	52,356	53,582
Accrued and other current liabilities	45,182	69,466
Accrued employee benefits costs	8,533	8,410
Industrial revenue bonds	7,815	7,815
Total current liabilities	209,783	247,763
Senior notes payable	246,705	246,528
Accrued pension benefits costs — less current portion	41,724	39,848
Accrued postretirement benefits costs — less current portion	128,287	129,284
Other liabilities	37,416	37,743
Deferred taxes	108,932	106,218
Total noncurrent liabilities	563,064	559,621

SHAREHOLDERS’ EQUITY:
Series A Preferred stock (one cent par value, 5,000,000 shares authorized; 160,000 issued and 79,226 outstanding at June 30, 2014; 160,000 issued and 79,620 outstanding at December 31, 2013)	1	1
Common stock (one cent par value, 195,000,000 shares authorized; 93,591,282 issued and 88,804,761 outstanding at June 30, 2014; 93,496,798 issued and 88,710,277 outstanding at December 31, 2013)	936	935
Additional paid-in capital	2,509,186	2,508,574
Treasury stock, at cost	(49,924)	(49,924)
Accumulated other comprehensive loss	(91,864)	(91,832)
Accumulated deficit	(1,364,702)	(1,364,942)
Total shareholders’ equity	1,003,633	1,002,812
TOTAL	$1,776,480	$1,810,196

CENTURY ALUMINUM COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)
	Six months ended June 30,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$240	$(21,131)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Unrealized net gain on forward contracts	—	(397)
Gain on bargain purchase	—	(5,253)
Unrealized gain on E.ON contingent obligation	(706)	(16,075)
Accrued and other plant curtailment costs — net	2,181	2,268
Lower of cost or market inventory adjustment	(1,247)	16,049
Depreciation	35,143	31,898
Sebree power contract amortization	(5,534)	(2,741)
Debt discount amortization	177	502
Pension and other postretirement benefits	2,368	(3,616)
Deferred income taxes	2,731	(2,038)
Stock-based compensation	533	499
Loss on early extinguishment of debt	—	3,272
Equity in earnings of joint ventures, net of dividends	(376)	(1,387)
Change in operating assets and liabilities:
Accounts receivable — net	3,931	(33,883)
Due from affiliates	(10,508)	12,906
Inventories	(2,786)	(22,334)
Prepaid and other current assets	6,816	(3,281)
Accounts payable, trade	(8,413)	30,696
Due to affiliates	(1,226)	27,607
Accrued and other current liabilities	(12,200)	(3,827)
Other — net	(2,496)	13,242
Net cash provided by operating activities	8,628	22,976
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(16,758)	(16,565)
Nordural expansion — Helguvik	(186)	(2,559)
Purchase of carbon anode assets and improvements	(7,226)	(3,670)
Purchase of Sebree smelter	—	(48,058)
Proceeds from sale of property, plant and equipment	46	515
Restricted and other cash deposits	(1,334)	(720)
Net cash used in investing activities	(25,458)	(71,057)

CENTURY ALUMINUM COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)
	Six months ended June 30,
	2014	2013
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of debt	—	(249,604)
Proceeds from issuance of debt	—	246,330
Borrowings under revolving credit facilities	86,646	—
Repayments under revolving credit facilities	(92,646)	—
Debt issuance costs	—	(3,926)
Debt retirement costs	—	(1,208)
Issuance of common stock	126	44
Net cash used in financing activities	(5,874)	(8,364)
CHANGE IN CASH AND CASH EQUIVALENTS	(22,704)	(56,445)
Cash and cash equivalents, beginning of period	84,088	183,976
Cash and cash equivalents, end of period	$61,384	$127,531

CENTURY ALUMINUM COMPANY
SELECTED OPERATING DATA
(Unaudited)

	SHIPMENTS - PRIMARY ALUMINUM
	Direct (1)			Toll
	Tonnes	(000) Pounds	$/Pound	Tonnes	(000) Pounds	$ (000) Revenue
2014
2nd Quarter	183,032	403,516	$1.02	33,012	72,780	$48,441
1st Quarter	173,296	382,053	0.98	33,489	73,830	47,185
Total	356,328	785,569	$1.00	66,501	146,610	$95,626

2013
2nd Quarter	106,284	234,317	$0.98	69,986	154,291	$101,290
1st Quarter	93,472	206,070	1.06	65,304	143,971	103,973
Total	199,756	440,387	$1.02	135,290	298,262	$205,263

(1) Does not include toll shipments from Nordural Grundartangi